RISE ANNOUNCES NON-BROKERED PRIVATE PLACEMENT

August 24, 2017 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTC: RYES) (“Rise” or the “Company”) announces a non-brokered private placement of up to 24,000,000 units at a price of CDN$0.15 per unit for gross proceeds of up to approximately CDN$3,600,000 (the “Private Placement”). Each unit will consist of one share of the Company’s common stock and one non-transferable share purchase warrant exercisable into one additional share of common stock at a price of $0.25 per share for a period of two years from the date of issuance. All securities issued pursuant to the Private Placement will be subject to statutory hold periods in accordance with applicable United States and Canadian securities laws, including a minimum six-month U.S. hold period. The Company expects to use the proceeds from the Private Placement for the advancement of the Idaho-Maryland Gold Project. The Company may pay finder’s fees to eligible persons in accordance with applicable securities laws and regulatory policies.

The securities offered have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws and may not be offered or sold absent registration or compliance with an applicable exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws.

About Rise Gold Corp

Rise is an exploration-stage mining company. The Company’s principal asset is the historic past producing Idaho-Maryland Gold Mine located in California, USA. The Idaho-Maryland Gold Mine is one of the United States’ greatest past producing gold mines with total past production of 2,414,000 oz of gold from 1866-1955. Rise is a US corporation incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP

Suite 488, 1090 West Georgia Street

Vancouver, BC V6E 3V7

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

Benjamin Mossman, P.Eng, CEO of the Rise Gold Corp, is the Qualified Person responsible for the content of this news release. The CSE has not reviewed, approved or disapproved of the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.